Exhibit 10.1

SETTLEMENT AGREEMENT

I. PARTIES

This Settlement Agreement (Agreement) is entered into among the United States of America, acting through the United States Department of Justice and on behalf of the Office of Inspector General of the Department of Health and Human Services (OIG-HHS) (collectively the “United States”); Atricure, Inc. (“Atricure”); and                      (“Relator”) (hereafter referred to collectively as “the Parties”), through their authorized representatives.

II. PREAMBLE

As a preamble to this Agreement, the Parties agree to the following:

A. Atricure is a Delaware corporation headquartered in West Chester, Ohio that manufactures and distributes medical devices.

B. On August 21, 2007, Relator filed a qui tam action in the United States District Court for the Southern District of Texas captioned United States ex rel.                      v. Atricure, Inc., Civil Action No. 07-2705 (S.D. Tex.) (hereinafter “the Civil Action”).

C. In the Civil Action, Relator alleges that Atricure submitted or caused to be submitted false or fraudulent claims for payment to the Medicare Program (“Medicare”), Title XVIII of the Social Security Act, 42 U.S.C. § § 1395- 1395hhh, by engaging in the following conduct (the “Covered Conduct”) from September 2005 through October 2008:

(1) Relator alleges that Atricure caused false claims to be submitted by improperly instructing hospitals and other healthcare providers to code minimally invasive procedures using the Atricure Ablation System, the Atricure Bipolar System, and the Atricure Transpolar System (collectively, “Ablation Devices”) as “open” procedures when it knew such procedure codes were not correct;

(2) Relator alleges that Atricure promoted the sale and use of its Ablation Devices for the treatment of atrial fibrillation when it knew that such treatment was not medically necessary and knowingly caused false and/or fraudulent claims to be submitted to Medicare for such treatment;

(3) Relator alleges that Atricure caused false claims to be submitted by knowingly inducing hospitals to purchase its Ablation Devices by providing free or discounted marketing services and loaning or selling generators and disposable equipment to hospitals at less than fair market value; and

(4) Relator alleges that Atricure knowingly promoted the sale and use of its Ablation Devices for the treatment of atrial fibrillation, a use that has not been approved by the United States Food and Drug Administration, in violation of the Food, Drug and Cosmetic Act, 21 U.S.C. §§ 331(a).

D. The United States contends that it has certain civil claims, as specified in Paragraph 3, below, against Atricure for engaging in the Covered Conduct.

E. The United States also contends that it has certain administrative claims against Atricure for the Covered Conduct under the provisions for permissive exclusion from Medicare, Medicaid and other Federal health care programs (as defined in 42 U.S.C. § 1320a-7b(f)) under 42 U.S.C. § 1320a-7(b), the provisions for permissive exclusion from TRICARE under 32 C.F.R, § 199.9, and the provisions for civil monetary penalties under 42 U.S.C. § 1320a-7a.

F. Atricure denies the contentions set forth in Paragraph C and the claims and allegations made in the Civil Action. This Agreement represents a compromise to avoid continued litigation and associated risks and is neither an admission of liability or wrongdoing by Atricure nor a concession by the United States that its claims are not well founded.

G. To avoid the delay, uncertainty, inconvenience, and expense of protracted litigation of the above claims, the Parties reach a full and final settlement pursuant to the Terms and Conditions below.

III. TERMS AND CONDITIONS

NOW, THEREFORE, in reliance on the representations contained herein and in consideration of the mutual promises, covenants, and obligations in this Agreement, and for good and valuable consideration, receipt of which is hereby acknowledged, the Parties agree as follows:

1. Atricure shall pay to the United States the sum of Three Million, Seven Hundred and Sixty-Six Thousand, Six Hundred and Twenty Three dollars ($3,766,623) (the “Settlement Amount”). On the Effective Date of this Agreement, this sum shall constitute a debt due and immediately owing to the United States. Atricure further agrees to pay Relator $200,000 for expenses and attorneys’ fees and costs (the “Relator’s Attorneys’ Fees Amount”). The foregoing payments shall be made as follows:

a. Atricure shall pay to the United States the Settlement Amount plus interest accrued thereon at the rate of 3.125% per annum, in accordance with the payment schedule attached hereto as Exhibit A (“Payment Schedule”). Within 10 days after the Effective Date of this Agreement, Atricure shall pay the United States the initial fixed payment in the amount of $500,000 (“Initial Payment”) and thereafter make principal payments with interest according to the schedule in Exhibit A.

b. All payments set forth in Paragraph l(a) shall be made to the United States by electronic funds transfer pursuant to written instructions to be provided by the Civil Division of the Department of Justice, The entire balance of the Settlement Amount, or any portion thereof, plus any interest accrued on the principal as of the date of any prepayment, may be prepaid without penalty.

c. Contingent upon the United States receiving the Initial Payment from Atricure and as soon as feasible after receipt, the United States agrees to pay $82,950 to Relator, Contingent upon the United States receiving each additional payment from Atricure identified in the schedule in Exhibit A and as soon as feasible after receipt of each payment, the United States agrees to make the corresponding additional payment to the Relator according to the schedule in Exhibit A.

d. In addition to the Settlement Amount, Atricure agrees to pay the Relator’s Attorneys’ Fees Amount, in accordance with the payment schedule attached hereto as Exhibit B (“Relator Attorneys’ Fees Payment Schedule”), in full satisfaction of Relator’s right to fees and costs authorized by 31 U.S.C. § 3730(d). Within five (5) business days after receiving notice that the Federal Civil Action has been dismissed, Atricure shall pay $12,500 (“Initial Relator Attorneys’ Fees Payment”)’ to Relator, by check payable to her counsel, and thereafter make payments according to the schedule in Exhibit B.

2. If Atricure fails to make any of the payments described in Paragraph l(a) above at the specified time, upon written notice to Atricure of this default, Atricure shall have ten (10) calendar days to cure the default. If the default is not cured within the ten-day period: (a) the remaining unpaid principal portion of the Settlement Amount shall become accelerated and immediately due and payable, with interest at a simple rate of 3.125% from the Effective Date of this Agreement to the date of default, and at a simple rate of 12% per annum, from the date of default until the date of payment; (b) the United States may pursue any and all actions for collection as it may choose, including, without limitation, filing an action for specific performance of this Agreement; and (c) the United States may offset the remaining unpaid balance of the Settlement Amount (inclusive of interest) from any amounts due and owing to Atricure by any department, agency, or agent of the United States. Atricure agrees not to contest any collection action undertaken by the United States pursuant to this Paragraph 2, and to pay the United States all reasonable costs incurred in any such collection action, including attorney’s fees and expenses.

3. Subject to the exceptions in Paragraph 6 (concerning excluded claims), below, in consideration of the obligations of Atricure in this Agreement and the Corporate Integrity Agreement (CIA) entered into between OIG-HHS and Atricure, conditioned upon Atricure’s full payment of the Settlement Amount, and subject to Paragraph 20, below (concerning bankruptcy proceedings commenced within 91 days of the Effective Date of this Agreement or any payment made under this Agreement), the United States (on behalf of itself, its officers, agents, agencies, and departments) agrees to release Atricure from any civil and administrative monetary claims the United States has or may have for the Covered Conduct under the False Claims Act, 31 U.S.C. §§ 3729-3733; the Food Drug and Cosmetic Act, 21 U.S.C. §§ 331(a) and 332; the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; or the common law theories of payment by mistake, unjust enrichment, and fraud. No individuals are released by this Agreement.

4, Subject to the exceptions in Paragraph 6 (concerning excluded claims), below, in consideration of the obligations of Atricure in this Agreement, conditioned upon Atricure’s full payment of the Settlement Amount, and subject to Paragraph 20, below (concerning bankruptcy proceedings commenced within 91 days of the Effective Date of this Agreement or any payment made under this Agreement), Relator, for herself and for her heirs, successors, attorneys, agents, and assigns, agrees to release Atricure from any civil monetary claim the United States has or may have for the Covered Conduct under the False Claims Act, 31 U.S.C. §§ 3729-3733.

5. In consideration of the obligations of Atricure in this Agreement and the Corporate Integrity Agreement (CIA), entered into between OIG-HHS and Atricure, conditioned upon Atricure’s full payment of the Settlement Amount, and subject to Paragraph 20, below (concerning bankruptcy proceedings commenced within 91 days of the Effective Date of this Agreement or any payment made under this Agreement), the OIG-HHS agrees to release and refrain from instituting, directing, or maintaining any administrative action seeking exclusion from Medicare, Medicaid, and other Federal health care programs (as defined in 42 U.S.C. § 1320a-7b(f)) against Atricure under 42 U.S.C. § 1320a-7a (Civil Monetary Penalties Law) or 42 U.S.C. § 1320a-7(b)(7) (permissive exclusion for fraud, kickbacks, and other prohibited activities) for the Covered Conduct, except as reserved in Paragraph 6 (concerning excluded claims), below, and as reserved in this Paragraph. The OIG-HHS expressly reserves all rights to comply with any statutory obligations to exclude Atricure from Medicare, Medicaid, and other Federal health care programs under 42 U.S.C. § 1320a-7(a) (mandatory exclusion) based upon the Covered Conduct. Nothing in this Paragraph precludes the OIG-HHS from taking action against entities or persons, or for conduct and practices, for which claims have been reserved in Paragraph 6, below. Notwithstanding the foregoing, in the event of default as defined in Paragraph 2, above, OIG-HHS may, after providing written notice, exclude Atricure from participating in all Federal health care programs until Atricure pays the Settlement Amount and reasonable costs as set forth in Paragraph 1, above. Atricure waives any further notice of the exclusion under 42 U.S.C. § 1320a-7(b)(7), and agrees not to contest such exclusion either administratively or in any state or federal court. Reinstatement to program participation is not automatic. If at the end of the period of exclusion Atricure wishes to apply for reinstatement, Atricure must submit a written request for reinstatement to OIG-HHS in accordance with the provisions of 42 C.F.R. §§ 1001.3001-.3005. Atricure will not be reinstated unless and until OIG-HHS approves such request for reinstatement.

6. Notwithstanding any term of this Agreement, specifically reserved and excluded from the scope and terms of this Agreement as to any entity or person (including Atricure and Relator) are the following claims of the United States: (a) any civil, criminal, or administrative liability arising under Title 26, U.S. Code (Internal Revenue Code); (b) any criminal liability; (c) except as expressly provided in this Agreement, any administrative liability, including mandatory and/or permissive exclusion from Federal health care programs; (d) any liability to the United States (or its agencies) for any conduct other than the Covered Conduct; (e) any liability based upon such obligations as are created by this Agreement; (f) any liability for express or implied warranty claims or other claims for defective or deficient products or services, including quality of goods and services; (g) any liability for failure to deliver goods or services due; or (h) any liability of individuals, including directors, officers and employees.

7. Relator and her heirs, successors, attorneys, agents, and assigns agree not to object to this Agreement and agree and confirm that this Agreement is fair, adequate, and reasonable under all the circumstances, pursuant to 31 U.S.C. § 3730(c)(2)(B) and, conditioned upon receipt of Relator’s share, Relator, for herself individually, and for her heirs, successors, agents, and assigns, fully and finally releases, waives, and forever discharges the United States, its officers, agents, and employees, from any claims arising from or relating to 3l U.S.C. § 3730; from any claims arising from the filing of the Civil Action; and from any other claims for a share of the Settlement Amount; and in full settlement of any claims Relator may have under this Agreement.

This Agreement does not resolve or in any manner affect any claims the United States has or may have against the Relator arising under Title 26, U.S. Code (Internal Revenue Code), or any claims arising under this Agreement.

8. In consideration of the obligations of Atricure in this Agreement, conditioned upon the full payment of the Settlement Amount and Relator’s Legal Fees, Relator, for herself and for her heirs, successors, agents, and assigns, agrees to generally release, acquit, waive, and forever discharge Atricure and all the current and former officers and directors, employees, agents, attorneys, owners and shareholders of Atricure from any and all rights, claims, expenses, debts, liabilities, demands, obligations, costs, damages, injuries, actions and causes of action of every nature, whether known or unknown, suspected or unsuspected, in law or in equity from the beginning of the world to the Effective Date of this Agreement including but not limited to those she advanced or could have advanced in the Civil Action or otherwise under the False Claims Act, 31 U.S.C. §§3729-3733, for expenses or attorneys’ fees and costs under 31 U.S.C. § 3730(h), or under 31 U.S.C. § 3730(h) for employment decisions by Atricure and/or other statutory or common law doctrines of payment by mistake, unjust enrichment, breach of contract, fraud, or the like. The foregoing sentence is intended to be interpreted as a general release. Furthermore, Relator covenants not to sue Atricure, its current and former officers and directors, employees, agents, attorneys and shareholders of Atricure with respect to any and all rights, claims, expenses, debts, liabilities, demands, obligations, costs, damages, injuries, actions and causes of action of every nature, whether known or unknown, suspected or unsuspected, in law or in equity, including those, for attorneys’ fees and costs arising prior to the Effective Date of this Agreement.

9. Defendant and Relator release and forever discharge each other from any and all claims, actions, causes of action, suits, debts dues, payments, demands, rights, damages, losses, expenses, costs, fees, accounts, accountings, obligations, arbitrations, judgments, executions, injunctions, awards, rights of contribution, indemnification and apportionment, attorneys’ fees and any and all other liabilities of any nature or amount, whether presently known or unknown, asserted or unasserted, accrued or unaccrued, which Defendant or Relator ever had or now have against each other from the beginning of time up to and including the date of this Agreement. This general mutual release includes, but is not limited to, all claims arising from or during Relator’s employment with Defendant or relating in may way to Relator’s Civil Action

10. Atricure has provided sworn financial disclosure statements (Financial Statements) to the United States and the United States has relied on the accuracy and completeness of those Financial Statements in reaching this Agreement, Atricure warrants that the Financial Statements are complete, accurate, and current. If the United States learns of asset(s) in which Atricure had an interest at the time of this Agreement that were not disclosed in the Financial Statements, or if the United States learns of any misrepresentation by Atricure on, or in connection with, the Financial Statements and if such nondisclosure or misrepresentation changes the estimated net worth set forth in the Financial Statements by $300,000 or more the United States may at its option: (a) rescind this Agreement and file suit based on the Covered Conduct or (b) let the Agreement stand and collect the full Settlement Amount plus one hundred percent (100%) of the value of the net worth of Atricure previously undisclosed. Atricure agrees not to contest any collection action undertaken by the United States pursuant to this provision and immediately to pay the United States all reasonable costs incurred in such an action, including attorney’s fees and expenses.

11. In the event that the United States, pursuant to Paragraph 10 (concerning disclosure of assets), above, opts to rescind this Agreement, Atricure agrees not to plead, argue, or otherwise raise any defenses under the theories of statute of limitations, laches, estoppel, or similar theories, to any civil or administrative claims that (a) are filed by the United States within 90 calendar days of written notification to Atricure that this Agreement has been rescinded, and (b) relate to the Covered Conduct, except to the extent these defenses were available on August 21, 2007.

12. Atricure waives and shall not assert any defenses Atricure may have to any criminal prosecution or administrative action relating to the Covered Conduct that may be based in whole or in part on a contention that, under the Double Jeopardy Clause in the Fifth Amendment of the Constitution, or under the Excessive Fines Clause in the Eighth Amendment of the Constitution, this Agreement bars a remedy sought in such criminal prosecution or administrative action. Nothing in this paragraph or any other provision of this Agreement constitutes an agreement by the United States concerning the characterization of the Settlement Amount for purposes of the Internal Revenue laws, Title 26 of the United States Code.

13. Atricure fully and finally releases the United States, its agencies, employees, servants, and agents from any claims (including attorney’s fees, costs, and expenses of every kind and however denominated) that Atricure has asserted, could have asserted, or may assert in the future against the United States, its agencies, employees, servants, and agents, related to the Covered Conduct and the United States’ investigation and prosecution thereof.

14. The Settlement Amount shall not be decreased as a result of the denial of claims for payment now being withheld from payment by any Medicare carrier or intermediary or any state payer, related to the Covered Conduct; and Atricure agrees not to resubmit to any Medicare carrier or intermediary or any state payer any previously denied claims related to the Covered Conduct, and agrees not to appeal any such denials of claims.

15. Atricure agrees to the following:

a. Unallowable Costs Defined: that all costs (as defined in the Federal Acquisition Regulation, 48 C.F.R. § 31.205-47; and in Titles XVIII and XIX of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh and 1396-1396v; and the regulations and official program directives promulgated thereunder) incurred by or on behalf of Atricure, its present or former officers, directors, employees, shareholders, and agents in connection with the following shall be “Unallowable Costs” on government contracts and under the Medicare, Medicaid, TRICARE, Veterans Affairs (“VA”), or FEHBP programs:

(1) the matters covered by this Agreement;

(2) the United States’ audit(s) and civil investigation(s) of the matters covered by this Agreement;

(3) Atricure’s investigation, defense, and corrective actions undertaken in response to the United States’ audit(s) and civil investigation(s) in connection with the matters covered by this Agreement (including attorney’s fees);

(4) the negotiation and performance of this Agreement;

(5) the payment Atricure makes to the United States pursuant to this Agreement and any payments that Atricure may make to Relator, including costs and attorneys fees; and

(6) the negotiation of and obligations undertaken pursuant to the CIA to: (i) retain an independent review organization to perform reviews as described in the CIA; and (ii) prepare and submit reports to OIG-HHS. However, nothing in this paragraph 15(a)(6) that may apply to the obligations undertaken pursuant to the CIA affects the status of costs that are not allowable based on any other authority applicable to Atricure. (All costs described or set forth in this Paragraph 15(a) are hereafter “Unallowable Costs,”)

b. Future Treatment of Unallowable Costs: These Unallowable Costs shall be separately determined by Atricure, and Atricure shall not charge such Unallowable Costs directly or indirectly to any contracts with the United States or any State Medicaid program, or seek payment for such Unallowable Costs through any cost report, cost statement, information statement, or payment request submitted by Atricure or any of its subsidiaries or affiliates to the Medicare, Medicaid, TRICARE, VA or FEHBP programs.

c. Treatment of Unallowable Costs Previously Submitted for Payment: Atricure further agrees that within 90 days of the Effective Date of this Agreement it shall identify to applicable Medicare and TRICARE fiscal intermediaries, carriers, and/or contractors, and Medicaid and FEHBP fiscal agents, any Unallowable Costs (as defined in this Paragraph) included in payments previously sought from the United States, or any State Medicaid program, including, but not limited to, payments sought in any cost reports, cost statements, information reports, or payment requests already submitted by Atricure or any of its subsidiaries or affiliates, and shall request, and agree, that such cost reports, cost statements, information reports, or payment requests, even if already settled, be adjusted to account for the effect of the inclusion of the unallowable costs. Atricure agrees that the United States, at a minimum, shall be entitled to recoup from Atricure any overpayment plus applicable interest and penalties as a result of the inclusion of such Unallowable Costs on previously-submitted cost reports, information reports, cost statements, or requests for payment.

Any payments due after the adjustments have been made shall be paid to the United States pursuant to the direction of the Department of Justice and/or the affected agencies. The United States reserves its rights to disagree with any calculations submitted by Atricure or any of its subsidiaries or affiliates on the effect of inclusion of Unallowable Costs (as defined in this Paragraph) on Atricure or any of its subsidiaries or affiliates’ cost reports, cost statements, or information reports.

d. Nothing in this Agreement shall constitute a waiver of the rights of the United States to audit, examine; or re-examine Atricure’s books and records to determine that no Unallowable Costs have been claimed in accordance with the provisions of this Paragraph.

16. Atricure agrees to cooperate fully and truthfully with the United States’ investigation of individuals and entities not released in this Agreement. Upon reasonable notice, Atricure shall encourage, and agrees not to impair, the cooperation of its directors, officers, and employees, and shall use its best efforts to make available, and encourage the cooperation of former directors, officers, and employees for interviews and testimony, consistent with the rights and privileges of such individuals. Atricure agrees to furnish to the United States, upon request, complete and unredacted copies of all non-privileged documents, reports, memoranda of interviews, and records in its possession, custody, or control concerning any investigation of the Covered Conduct that it has undertaken, or that has been performed by its counsel or other agent.

17. This Agreement is intended to be for the benefit of the Parties only. The Parties do not release any claims against any other person or entity, except to the extent provided for in Paragraphs 8 and 9 (Atricure and relator release paragraphs), above, and Paragraph 18 (waiver for beneficiaries paragraph), below.

18. Atricure agrees that it waives and shall not seek payment for any of the health care billings covered by this Agreement from any health care beneficiaries or their parents, sponsors, legally responsible individuals, or third party payors based upon the claims defined as Covered Conduct.

19. Atricure warrants that it has reviewed its financial situation and that it currently is solvent within the meaning of 11 U.S.C. §§ 547(b)(3) and 548(a)(1)(B)(ii)(I), and shall remain solvent following payment to the United States of the Initial Payment. In addition, by making each subsequent payment to the United States identified in the Payment Schedule, Atricure warrants that it shall remain solvent following that payment. Further, the Parties warrant that, in evaluating whether to execute this Agreement, they (a) have intended that the mutual promises, covenants, and obligations set forth constitute a contemporaneous exchange for new value given to Atricure, within the meaning of 11 U.S.C. § 547(c)(1); and (b) conclude that these mutual promises, covenants, and obligations do, in fact, constitute such a contemporaneous exchange. Further, the Parties warrant that the mutual promises, covenants, and obligations set forth herein are intended to and do, in fact, represent a reasonably equivalent exchange of value that is not intended to hinder, delay, or defraud any entity to which Atricure was or became indebted to on or after the date of this transfer, within the meaning of 11 U.S.C. § 548(a)(1).

20. If within 91 days of the Effective Date of this Agreement or of any payment made under this Agreement, Atricure commences, or a third party commences, any case, proceeding, or other action under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors (a) seeking to have any order for relief of Atricure’s debts, or seeking to adjudicate Atricure as bankrupt or insolvent; or (b) seeking appointment of a receiver, trustee, custodian, or other similar official for Atricure or for all or any substantial part of Atricure’s assets, Atricure’s agrees as follows:

a. Atricure’s obligations under this Agreement may not be avoided pursuant to 11 U.S.C, § 547, and Atricure shall not argue or otherwise take the position in any such case, proceeding, or action that: (i) Atricure’s obligations under this Agreement may be avoided under 11 U.S.C. § 547; (ii) Atricure was insolvent at the time this Agreement was entered into, or became insolvent as a result of the payment made to the United States; or (iii) the mutual promises, covenants, and obligations set forth in this Agreement do not constitute a contemporaneous exchange for new value given to Atricure.

b. If Atricure’s obligations under this Agreement are avoided for any reason, including, but not limited to, though the exercise of a trustee’s avoidance powers under the Bankruptcy Code, the United States, at its sole option, may rescind the releases in this Agreement and bring any civil and/or administrative claim, action, or proceeding against Atricure for the claims that would otherwise be covered by the releases provided in Paragraph 3, above, and Atricure agrees that (i) any such claims, actions, or proceedings brought by the United States (including any proceedings to exclude Atricure from participation in Medicare, Medicaid, or other Federal health care programs) are not subject to an “automatic stay” pursuant to 11 U.S.C. § 362(a) as a result of the action, case, or proceedings described in the first clause of this Paragraph, and Atricure shall not argue or otherwise contend that the United States’ claims, actions, or proceedings are subject to an automatic stay; (ii) Atricure shall not plead, argue, or otherwise raise any defenses under the theories of statute of limitations, laches, estoppel, or similar theories, to any such civil or administrative claims, actions, or proceeding that are brought by the United States within 60 calendar days of written notification to Atricure that the releases have been rescinded pursuant to this Paragraph, except to the extent such defenses were available on August 21, 2007; mad (iii) the United States has a valid claim against Atricure in an amount not less than $11,857,980, and the United States may pursue its claim in the case, action, or proceeding referenced in the first clause of this Paragraph, as well as in any other case, action, or proceeding.

c. Atricure acknowledges that its agreements in this Paragraph are provided in exchange for valuable consideration provided in this Agreement.

21. Upon receipt of the Initial Payment described in Paragraph 1, above, the United States shall file in the Civil Action a Notice of Intervention and the United States and Relator shall file a Joint Stipulation of Dismissal with prejudice of the Civil Action pursuant to the terms and conditions of this Agreement.

22. Except as expressly provided to the contrary in this Agreement, each Party shall bear its own legal and other costs incurred in connection with this matter, including the preparation and performance of this Agreement.

23. Atricure represents that this Agreement is freely and voluntarily entered into without any degree of duress or compulsion whatsoever.

24. Relator represents that this Agreement is freely and voluntarily entered into without any degree of duress or compulsion whatsoever.

25. This Agreement is governed by the laws of the United States. The Parties agree that the exclusive jurisdiction and venue for any dispute arising between and among the Parties under this Agreement is the United States District Court for the Southern District of Texas, except that disputes arising under the CIA shall be resolved exclusively under the dispute resolution provisions in the CIA.

26. For purposes of construction, this Agreement shall be deemed to have been drafted by all Parties to this Agreement and shall not, therefore, be construed against any Party for that reason in any subsequent dispute.

27. This Agreement constitutes the complete agreement between the Parties. This Agreement may not be amended except by written consent of the Parties.

28. The individuals signing this Agreement on behalf of Atricure represent and warrant that they are authorized by Atricure to execute this Agreement. The individual(s) signing this Agreement on behalf of Relator represent and warrant that they are authorized by Relator to execute this Agreement. The United States signatories represent that they are signing this Agreement in their official capacities and that they are authorized to execute this Agreement.

29. This Agreement may be executed in counterparts, each of which constitutes an original and all of which Constitute one and the same Agreement.

30. This Agreement is binding on Atricure’s successors, transferees, heirs, and assigns.

31. This Agreement is binding on Relator’s successors, transferees, heirs, and assigns.

32. All parties consent to the United States’ disclosure of this Agreement, and information about this Agreement, to the public.

33. This Agreement is effective on the date of signature of the last signatory to the Agreement (Effective Date of this Agreement). Facsimiles of signatures shall constitute acceptable, binding signatures for purposes of this Agreement.

THE UNITED STATES OF AMERICA

DATED: 2/2/10	BY:	/s/ Edward C. Crooke
EDWARD C. CROOKE
Trial Attorney Commercial Litigation Branch Civil Division United States Department of Justice

DATED: 1/29/10	BY:	/s/ Michelle Zingaro
MICHELLE ZINGARO
Assistant United States Attorney United States Attorney’s Office for the Southern District of Texas

DATED: 1/29/10	BY:	/s/ Gregory E. Demske
GREGORY E. DEMSKE
Assistant Inspector General for Legal Affairs Office of Counsel to the Inspector General Office of Inspector General United States Department of Health and Human Services

ATRICURE, INC.

DATED: 1/28/10	BY:	/s/ David Drachman
DAVID DRACHMAN
President, Chief Executive Officer, and Director Atricure, Inc.

DATED: 1/28/10	BY:	/s/ Stuart Gerson
STUART GERSON
Epstein, Becket, & Green, LLP Counsel to Atricum, Inc.

RELATOR

DATED: 2/1/2010	BY:	/s/

Relator

DATED: 1/31/2010	BY:	/s/ Mitchell Kreindler
MITCHELL KREINDLER
Kreindler & Associates Counsel to Relator

DATED: 2/1/2010	BY:	/s/ David W. Sanford
DAVID W. SANFORD
Sanford, Wittels & Heisler, LLP Counsel to Relator

DATED: 2/1/2010	BY:	/s/ Grant Morris
GRANT MORRIS
Law Offices of Grant Morris Counsel to Relator

EXHIBIT A

SETTLEMENT AND RELATOR SHARE PAYMENT SCHEDULE

(U.S. DOLLARS)

Quarter	Payment	Relator’s Share
At signing	500,000	82,950
11/30/2010	125,000	20,738
02/28/2011	125,000	20,738
05/31/2011	125,000	20,738
08/31/2011	125,000	26,959
11/30/2011	162,500	26,959
02/28/2012	162,500	26,959
05/31/2012	162,500	26,959
08/31/2012	162,500	26,959
11/30/2012	250,000	41,475
02/28/2013	250,000	41,475
05/31/2013	250,000	41,475
08/31/2013	250,000	41,475
11/30/2013	375,000	62,213
02/28/2014	375,000	62,213
05/31/2014	375,000	62,213
08/31/2014	375,000	62,213

EXHIBIT B

RELATOR ATTORNEYS’ FEES PAYMENT SCHEDULE

(U.S. DOLLARS)

Quarter	Payment
Initial Relator Attorneys’ Fees Payment	$12,500
06/30/10	$12,500
09/30/10	$12,500
12/31/10	$12,500
03/31/11	$12,500
06/30/11	$12,500
09/30/11	$12,500
12/31/11	$12,500
03/31/12	$12,500
06/30/12	$12,500
09/30/12	$12,500
12/31/12	$12,500
03/31/13	$12,500
06/30/13	$12,500
09/30/13	$12,500
12/31/13	$12,500

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